First Quarter Conference Call

May 8, 2003

George:   Thank you and good morning.  Joining me on today’s call will be Steve Purcell, our Chief Financial Officer.  We will discuss the first quarter results then I will make a few comments after which I will take your questions.

The first quarter was a continuation of very difficult conditions in our IT staffing business.  We saw no let up in the weak demand for IT staffing resources during the quarter as our outsource partners continued to trim their requirements due to weak demand from their customers. These circumstances are very evident in our results. I would now like to turn the call over to Steve Purcell who will review our 1st quarter financial results.

STEVE: Thanks, George.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing conference call are forward-looking statements that involve a number of risks and uncertainties.  Although the company has used its best efforts to be accurate in making those forward-looking statements, it is possible that the assumptions made by management may not materialize.  In addition, the information set forth in the company’s Form 10-K for the fiscal year ended December 31, 2002, describes certain additional risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements.

With that said, let me review the first quarter results. Revenue for the first quarter was $36.9 million, which was down 9.6% from $40.8 million in the first quarter of last year. Our IT Staffing revenue was $17.4 million down 23.2% from $22.6 million last year, However, our IT Solutions revenue was up 7.4% to $19.5 million from $18.2 million last year. This makes the sixth quarter in a row that we have experienced year over year growth in the IT solutions business. Our customer relationships and the quality of our service delivery have served us well in the solutions business. The decrease in staffing revenue is clearly being driven by the lack of IT spending on staff augmentation during uncertain economic times.

Gross margin for the quarter was 24.9%, down from last year’s 28.0%, and even with last quarters 24.9%. However, last quarter’s margin was impacted by the $1 million charge for the customer litigation discussed last quarter. Without that charge, gross margins would have been approximately 26.8% in the fourth quarter of last year. The decrease in margin from the last quarter is attributable to higher payroll taxes and unusually high healthcare claims in the first quarter. We are experiencing some margin pressure in many of our service offerings as all the IT staffing companies compete for limited IT spending dollars.

During the quarter, we have kept our relentless pressure on costs. SG&A expenses were $9.9 million or 26.7% of sales. This is down from 29.6% of sales in the same quarter last year. This represents an 18% drop in expenses, which would have more than offset the decrease in sales, but could not totally offset the additional impact of the drop in margins.  Given the uncertainties relative to the outlook over the next several quarters we will continue to keep tight control over expenses in order to maintain our positive EBITDA performance. Towards that end, we will continue to make process improvements, reduce headcount, if appropriate and we have instituted a company wide wage reduction. The reduction in wages ranges from 10% for the top salaries to 5% for the lower end of the salary scale.

The loss per share for the quarter was $ (.10) as compared to a loss of $(.03) in the first quarter of last year. During the first quarter last year, we recorded a tax benefit of $950,000 for the losses incurred in 2001. Recently enacted Federal legislation allowed for the carryback of 2001 tax losses for five years rather than the previous two year limitation. This $950,000 resulted in a tax refund that was used to reduce our debt. No such tax treatment was available to us this year. This had the impact of about $(.06) per share.

Let me discuss the balance sheet and cash flow for just a moment. We ended the quarter with our long-term debt down by $5.9 million to $21.3 million. We were able to achieve this by reducing our accounts receivable by $8.9 million. Our DSO has come down by about 13 days due to a new payment arrangement with one of  our major customers and continued focus on past due accounts. The cash flow provided by operations was $6.4 million, which includes the reduction on the accounts receivable offset by reduced accounts payable. Virtually all the cash from operations was used to pay down the debt with only $120 thousand being spent on capital.

Now, I’ll turn the call back over to George.

George:

Thanks, Steve.

As you know from Steve’s overview of the first quarter, ARC’s results, as expected, have been disappointing. The good news to be told with regard to our financial performance is this - -

For the second year in a row, ARC’s Solutions business has grown year over year. This represents a shift from ARC’s roots as a pioneer in technology staffing services and our success in this area is notable.

Second, ARC has continued to aggressively manage overall expense, as Steve indicated.

Looking to Q2, our expectations will continue to be conservative. Recent forecasts by leading industry research organizations such as IDC Research and the Aberdeen Group suggest that for the first time in years there appear to be some signs of life in what has been a comatose IT industry.  New estimates indicate that IT spending will actually increase this year, a growth of around 1.5%.  While this is far from the double-digit growth rates of the late 1990s, it is dramatically better than the industry shrinkage of nearly 6.2% that has occurred over the past two years alone.  The industry is no longer in a free fall.  During the next five years, spending is projected to increase at a compound annual growth rate of 4.9%.

However, what I want to share with you this morning, is a look beyond the financials.  Despite first quarter results, I am extremely optimistic for ARC’s future and this positive outlook and optimism for the future is shared by ARC’’s Executive Team and leaders throughout the organization.  The reason for optimism is this - - ARC is relentless - - whereas our competitors have closed their doors and been satisfied with status quo, or

old-world business models, ARC has advanced.   ARC has invested in the future - - we’ve taken hard and fast actions (that I’ll talk about in a minute) that position ARC to take advantage of a returning market.  The best measure of our future success will be based on our accomplishments over the past three quarters.

First and foremost, our pipeline for solutions opportunities has grown significantly and continues to grow weekly.  Most recently, in the past two months, we’ve been engaged in increasingly favorable discussions for potentially large relationships. The opportunity pipeline for Q3 and Q4 is emerging and is robust.  ARC’s staffing business continues to be a challenge. Staffing has been down throughout the industry. While ARC, like all other IT outsourcing firms, is challenged to get deals over the goal line, an accurate pipeline that’s growing with real deals helps give confidence that we can indeed drive revenue growth.

Second, our market strategy is now expressed through the formulation and articulation of our Enterprise Lifecycle Services (ELS).  ELS is comprised of a comprehensive set of services, seamlessly linked together, that address technology needs throughout the entire technology lifecycle. As a result, ARC now offers an integrated suite of services encompassing all the support surrounding desktop and server technology.  From the initial deployment of technology, through to mid-cycle service desk, desk side support, and break/fix services, ARC can support any aspect of any organization’s desktop technology.  No longer do we approach our clients with singular service offerings - -  ARC now presents a full range of services that include staffing, solutions, and consulting services.  ELS is the perfect full-service approach to mid-market clients and within that range of services are the point-solutions that are presented to large clients. In fact, we successfully sold our first Enterprise Lifecycle Services deal with a total value of approximately 4.8 million dollars to a middle market chemical company.

Also noteworthy is our re-vitalized sales organization- -  bolstered by the new executive sales leadership and intense technical/consultative sales training.  ARC has become a sales-driven organization.  Precision management through coaching, improved metrics, and a clearly articulated go-to-market strategy will produce positive results.  As you know, HP is a significant client and represents significant opportunity for ARC.  Therefore, the HP sales team has been expanded.  With the advent of the HP/Compaq merger, we believe the opportunities for ARC to be all the greater and wanted to be proactive in the alignment of our sales resources.   All of what I just described is already showing signs of success with steadily increasing number of calls. Overall, we have an active team; a highly-competent/skilled team of sales executives and one that is aggressive in building revenue.

Another significant accomplishment is our streamlining of the administrative/delivery functions.  To more effectively deal with the administration of a nationwide virtual workforce and client environment, ARC has developed a Knowledge Center.  This customer-centric delivery organization is responsible for the vast majority of inward (employee) and outward (client) services that are best handled by one centralized, knowledgeable team of ARC service professionals.  In this restructure, ARC streamlined our administrative staff, significantly reduced our leased office space and consequently, reduced our SG&A expenses, as Steve indicated earlier.

ITABR is a consulting offering with a deliverable of hard dollar savings to the CIO or IT manager.  The essence of ITABR is identifying all the hidden costs associated with an enterprise’s IT assets and software licenses and reclaiming those costs as savings.  An ITABR engagement collates an enterprises asset data from a technology management, procurement, depreciation, tax treatment, and utilization basis to form a picture of productive use or waste.  We are licensing the methodology from a 3rd party consulting firm.  This offering is a strong opening for a cold call and hits home with CIOs. We are piloting the program in our Central region.

Finally, ARC continues to fully commit to delivering superior value to our clients.  Regardless of market conditions, ARC has never lost sight of, nor compromised, the fundamental key to our success - - value.  ARC value was experienced by hundreds of long-standing and new clients. ARC has built a business, experienced rapid growth, and evolved without ever losing sight of bringing value to our clients.  To this day, ARC remains a premiere provider of IT services.

What do all of these changes mean for ARC?  Very simply, we know that at some point in the future, conditions will change for the better.  When they do, ARC will be ready to deliver essential technology services across the country - - efficiently, cost-effectively and with un-surpassed value to our clients.

In closing, I’m optimistic about our future. Q2 will be tough and we are responding to the challenges.I firmly believe we’ve taken the correct course. . . . throughout much of 2002 and ongoing in 2003, ARC has devoted all of our resources to two simple propositions - - delivering superior value to our clients and investing in the future. We believe in our business model, our recruiting and delivery system and think that ARC is well positioned in the long run.

Thank you.